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                                  EXHIBIT 14.7


                                 MORGAN BEAUMONT
                            SERVICES VENDOR AGREEMENT
             INCORPORATING: NON-DISCLOSURE & CONFIDENTIALITY CLAUSES


This SERVICES VENDOR AGREEMENT, encompasses the NON-DISCLOSURE and CONFIDENTIALITY clauses intended to be enacted via this AGREEMENT, and in EXHIBITS "A"," indicating payments; buy-rates and schedules thereof, related to all services, products and programs of the MORGAN BEAUMONT project described in Exhibit "A", and any, and all, associated, related and/or enhanced product programs developed hereafter, hereinafter to be referred to in whole as the "AGREEMENT". This Agreement is made effective this date: September 1, 2004 by and between TRANSACTION MANAGEMENT, LLC a Texas Limited Liability Company whose principal place of business is 2331 Gravel Dr., Fort Worth, Texas, 76118, AND SECURITY BANK a Texas Corporation whose principal place of business is 901 Main St., Ralls, Texas, 7937, hereinafter collectively referred to as the "SERVICES VENDOR", and MORGAN BEAUMONT INC., a Florida corporation whose principal place of business is 2280 Trail Mate Dr. Suite 101, Sarasota, Florida, 34243, hereinafter referred to as the "COMPANY", and all parties herein mutually agree as follows:


1.       DEFINITIONS
--------------------

(a)      ACCESSIBLE shall mean being freely accessed for use at any time.

(b)      CASH Currency shall mean U.S. government issued currency.

(c) DEBIT OR ATM NETWORK shall mean a Cirrus, Maestro, Star, Pulse, MasterCard, Visa, Interlink network for conducting cash transactions on.

(d) DEBIT OR ATM CARD shall mean a plastic or laminate card with a magnetic strip for holding information embossed with identifying account numbers to be used to conduct cash currency transaction that is PIN (Personal Identification Number) based for access and use.

(e) STORED VALUE CARD shall mean a plastic or laminate card with a magnetic strip for holding information embossed with identifying account numbers to be used to conduct cash currency transaction that has a Visa, MasterCard, American Express or Discover card hologram logo on the front of the card which must be pre funded with cash prior to use.

(f) CASH LOAD NETWORK shall mean locations nationwide (50 states) where a consumer may load cash onto an ATM Card, Debit Card or Stored Value Card for a fee.

(g) LOAD FEE shall mean the money charged a consumer for loading cash onto a Debit Card, ATM Card or Stored Value Card.

(h) CUSTOMER SERVICE shall mean people and resources available to consumer to address questions as desired in Exhibit A.

(i)      DOMESTIC shall mean within the 50 United States.

(j) PROGRAM shall mean any program defined in EXHIBIT "A" of this Agreement.


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(k)      WRITTEN APPROVAL shall mean documents submitted to parties in writing requiring a signature, such approval not to be unreasonably withheld or delayed.

(1) CARDHOLDER means an individual or entity which has established a Cardholder Account with the Issuing Bank.

(m) CARDHOLDER ACCOUNT means an arrangement between a Cardholder and the Issuing Bank, through which the Issuing Bank provides the Cardholder with the right to use one or more ATM Cards, Debit Cards or Stored Value Cards issued through the Issuing Bank under the Program.

(n) CARDHOLDER DATA means all personally identifiable information regarding a Cardholder and transactions a Cardholder makes with an ATM Card, Debit Card or Stored Value Card.

(o) GOVERNMENTAL REQUIREMENTS means collectively all statutes, codes, ordinances, laws, regulations, rules, orders and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies) having jurisdiction over a party.

(p) INTELLECTUAL PROPERTY RIGHTS shall mean any and all (by whatever name or term known or designated) tangible and intangible and now ]mown or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms, software programs or processes, and other industrial property rights,
         (e) all other intellectual and industrial property rights (of every kind and nature throughout the universe and however designated) (including logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

(q) ISSUING BANK means a member bank of one or more of the credit card associations or Debit or ATM Networks which has agreed to sponsor the Program.

(r) OPERATING RULES means, collectively, the regulations and procedures issued by American Express, Discover, MasterCard, Visa, the Debit or ATM Networks, NACHA, SWACHA and the Issuing Bank, as amended from time to time.

         The terms defined in Section I include the plural as well as the singular. Unless otherwise expressly stated, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or other subdivision. The words "include" and "including" shall not be construed as terms of limitation. The word "or" shall mean "and/or" unless the context requires otherwise. The words "day," "month," and "year" mean, respectively, calendar day, calendar month and calendar year. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.       DECLARATION OF INTENT
------------------------------

(a) The COMPANY seeks to establish a working relationship with the SERVICES VENDOR in all respects as determined herein, and hereafter, regarding the opportunity as noted, and the SERVICES VENDOR seeks in turn likewise to develop such a working relationship.

(b) The COMPANY seeks to acquire the services, of the SERVICES VENDOR, and/or additionally, and/or alternatively, services, products and programs of the SERVICES VENDOR'S third party vendors, via the Services Vendor's contracts thereof secured for said purposes. Attached hereunder via the EXHIBIT "A" are a description of the services (collectively "Services"), schedules indicating payments and buy-rates thereof.


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(c)      MARKETING MATERIALS. Company shall be solely responsible for developing, at its own expense, all of the marketing and advertising materials to advertise, market and promote the Product; provided, however, that Company shall not engage in any solicitation of the product until the proposed materials have been reviewed by Company's legal counsel and the Services Vendor has provided its Written Approval of all such materials.


3.       OBLIGATIONS COMPANY AND SERVICES VENDOR
------------------------------------------------

(a) During the term and subject to the terms and conditions contained herein, Services Vendor agrees to provide Company the Services, as described in Exhibit "A" and in such additional services schedules which are executed and delivered by the parties from time to time during the term of this Agreement (each, a "Services Schedule"). Detailed procedures and practices to be followed while performing the Services shall be as set forth in a Services Schedule. The Services Schedule shall further specify the term during which the Services shall be provided by Services Vendor, the commencement date for the performance of the Services, the fees payable for such Services, specifications applicable to the Program, and other applicable terms.

(b) Company or Services Vendor may deem it necessary or appropriate from time to time to add other services or increase, reduce, or change the Services under one or more Programs (a "Service Change"). )Dither party may make a proposal for a Service Change, whereupon the parties shall mutually evaluate feasibility, manner and timing for implementation, impact on pricing, impact on performance requirements and all other relevant matters. A Service Change shall not be implemented unless and until the Service Change is approved by both parties. If the Service Change is approved by the parties, the Service Change shall be implemented by Services Vendor as expeditiously as possible on a mutually agreed upon schedule. An approved Service Change shall be set forth in a written amendment to the applicable Services Schedule, which amendment shall be signed by authorized representatives of the parties.

(c) Services Vendor shall maintain complete and accurate records of and supporting documentation for all transactions, financial and non-financial, that result from or are created in connection with Services Vendor's performance of the Services and its other material obligations under this Agreement and that are in sufficient detail to enable the performance of its obligations hereunder to be substantiated ("Services Vendor Records"). With respect to the amounts chargeable to and payments made by Company under this Agreement, Services Vendor Records shall be kept in accordance with generally accepted accounting principles applied on a consistent basis. Services Vendor shall retain Services Vendor Records in accordance with this Agreement until the later of (i) the minimum period of time period required to meet statutory obligations, including, without limitations the Governmental Requirements or Operating Rules, or, in the absence of a statutory minimum, (ii) for a period of five (5) years after creation.

(d) Services Vendor shall provide to Company (and internal and external auditors, inspectors, regulators and other representatives that Company may designate from time to time) access at reasonable hours to Services Vendor personnel and to Services Vendor Records and other pertinent information, all to the extent relevant to the performance of Services Vendor's financial and non-financial obligations under this Agreement and to the extent permitted by applicable Governmental Requirements and Banking Regulations. Such access shall be provided for the purpose of performing audits and inspections to, without limitation, (i) verify the accuracy and completeness of Services Vendor's invoices, (ii) examine Services Vendor's performance of its other financial obligations to Company under this Agreement, and (iii) enable Company to meet applicable legal, regulatory and contractual requirements.


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        4. CONFIDENTIAL INFORMATION.
        ----------------------------

(a) DEFINITION. For purposes of this Section 4, the term "Confidential Information" means all information concerning a party (the "Disclosing Party") that is provided to, or otherwise obtained by, one of the other parties (the "Receiving Party") that may not be accessible or known to the general public, whether or not specifically designated as "confidential" or "proprietary." Confidential Information shall include, without limitation, all non-public nod proprietary information pertaining to the past, present or potential business, operations, financial information, affairs, properties, personnel, products, suppliers, rights, and consumers of the Disclosing Party and any other information not generally known that may be of value.

(b) EXCEPTIONS. Notwithstanding the above paragraph, Confidential Information does not include information that is (i) or becomes generally available to the public without violation of this Agreement or any other obligation of confidentiality (including, but not limited to, the posting of information on any Internet website intended for access by a third party), (ii) already known by the Receiving Party and not subject to an obligation of confidentiality, (iii) independently developed by the Receiving Party without reference to the Confidential Information, and/or (iv) disclosed without restriction to the Receiving Party by a third party rightfully in possession of such Confidential Information where the disclosure by the third party does not violate any obligation of confidentiality. In addition, a party shall not be considered to have breached its obligations under this Section 4 for disclosing Confidential Information of the other party if in the opinion of such party's counsel, such disclosure is required by legal process or pursuant to any applicable statute, rule or regulation, provided that, except with respect to securities laws disclosure obligations, such party advises the other party prior to making such disclosure in order that the other party may object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other appropriate action to protect the Confidential Information.

(c) PROTECTION, USE AND DISCLOSURE. The Receiving Party shall cause its employees, agents and every other person and entity that it permits to have access to the Disclosing Party's Confidential Information to protect the Disclosing Party's Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use or disclosure of the Disclosing Party's Confidential Information as the Receiving Party uses to protect its own confidential information of like nature. Except as otherwise permitted herein, without the prior, express, and written consent of the Disclosing Party, the Receiving Party shall never disclose or use any Confidential Information of the Disclosing Party in any manner other than by disclosing such Confidential Information to employees, agents or independent contractors of the Receiving Party who have a need to know such Confidential Information to perform services contemplated by this Agreement, provided that they have been informed of the confidential nature of such information. Furthermore, the Receiving Party shall promptly advise the Disclosing Party if the Receiving Party learns of any unauthorized use or disclosure of any Confidential Information of the

(d) COURT ORDER. The Receiving Party may disclose Confidential Information pursuant to court order, subpoena or similar legal process. The Receiving Party, however, to the extent not prohibited by law, must give written notice of any such order to the Disclosing Party at least fifteen (15) days prior to the date of compliance with it (unless the Receiving Party has less than fifteen (15) days notice itself, in which case the Receiving Party shall give the disclosing party as much notice as is practicable under the circumstances). In all cases, the Receiving party agrees to take such steps as the Disclosing Party may direct to further protect Confidential Information from disclosure, provided, however, that the Receiving Party shall not be required to incur any additional expense to do so.

(e) OWNERSHIP. The Disclosing Party shall continue to own all of its Confidential Information disclosed pursuant to this Agreement, and, except as otherwise expressly provided, nothing in this Agreement shall be deemed to grant the Receiving Party any right to license, sublicense, or otherwise exploit such Confidential Information, except pursuant to a written Agreement executed by both parties.


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(f)      RETURN OF CONFIDENTIAL INFORMATION. The Receiving Party shall promptly return to the Disclosing Party, at the Disclosing Party's sole cost and expense, all Confidential Information of the Disclosing Party upon written request by the Disclosing Party.

(g) RETAINED KNOWLEDGE. Nothing in this Agreement shall restrict any employees or representatives of a party who retain solely in intangible form after performing the obligations of such party under this Agreement, general ideas, concepts, know-how, or techniques relating to data processing or network management which either party, individually or jointly, develops or discloses to such employee or representative while such employee or representative is performing the obligations, or exercising the rights, of a party under this Agreement, from using such ideas, concepts, know-how, or techniques for the benefit of either party, except to the extent that such use infringes upon any Intellectual Property Right of a Party or its affiliates; provided, however, that this Section shall not be deemed to limit either Party's obligations under this Agreement with respect to the disclosure or use of Confidential Information.

(h) INTELLECTUAL PROPERTY RIGHTS. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one party, by implication, estoppels or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any materials owned by or Confidential Information of the other party or any affiliate of the other party.

(i) EQUITABLE REMEDIES. Each party acknowledges that, if it breaches (or attempts or threatens to breach) its obligations under this Section 4, the other party will be irreparably harmed. Accordingly, if a court of competent jurisdiction should find that a party has breached (or attempted or threatened to breach) any such obligations, such party will not oppose the entry of an appropriate order compelling performance by such party and restraining it from any further breaches (or attempted or threatened breaches).

(j) CONFIDENTIALITY OF AGREEMENT. Both parties agree that the terms and conditions of this Agreement shall be treated as confidential information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form without the prior written consent of the other party; provided, however, that the general existence of this Agreement shall not be treated as confidential information and that either party may disclose the terms and conditions of this Agreement: (a) as required by any court or other governmental body; (b) as otherwise required by law including a party's obligations under applicable securities laws; (c) to legal counsel of the parties; (d) in confidence, to accountants, banks, ratings agencies. proposed investors, and financing sources and their devisors; (e) in confidence, in connection' with the enforcement of this Agreement or rights under this Agreement; or (f) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

(k) SECURITY OF CARDHOLDER DATA. Company and Services Vendor each acknowledge and agree that this Agreement constitutes an agreement for Services Vendor to perform services for Company as contemplated in Title V of the Gramm-Leach-Bliley Financial Modernization Act (the "Act") and Regulation P issued under the Act ("Regulation P"), Without limiting the generality of the terms of this Agreement, Services Vendor agrees that it shall protect the privacy of Cardholder's non-public personal information, as such terms are defined in the Act and in Regulation P ("Consumer Information") to at least the same extent that Client must maintain that confidentiality under the Act and Regulation
         P. Without limiting the generality of the foregoing sentence, Services Vendor shall not disclose any non-public personal information to any third person except as required in the performance of Services under this Agreement, and Services Vendor shall not use any non-public personal information except to perform the Services described under this Agreement. Services Vendor shall establish administrative, technical and physical safeguards for Company's customer records and information in Services Vendor's control or possession from time to time. Such safeguards shall be designed for the purpose of: (a) insuring the security of such records and information, (b) protecting against any anticipated threats or hazards to the security or integrity of such records and information; and (c) protecting against unauthorized access to or use of such records and information that would result in substantial harm or


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       inconvenience to any Cardholder. Such safeguards shall be established in accordance with Section 501 of the Act and the Interagency Guidelines Establishing Standards for Safeguarding Customer Information adopted pursuant to Section 501 of the Act. Company shall provide Services Vendor with a copy of its privacy policy established in accordance with the Act and Regulation P.

5. REPRESENTATIONS. WARRANTIES AND COVENANTS OF THE PARTIES.
   ---------------------------------------------------------

5.1 MUTUAL REPRESENTATIONS, WARRANTIES, AND COVENANTS. Each party represents, warrants and covenants to the other and acknowledges that the other Party has relied upon the completeness and accuracy of such representations, warranties and covenants in entering into this Agreement:

         (a) It has the corporate capacity to enter into this Agreement and to perform each of its obligations hereunder.

         (b) It has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legally valid and binding obligation of it enforceable against it in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and subject to general equitable principles.

         (c) It is not under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance of its obligations hereunder.

5.2 SERVICES VENDOR'S REPRESENTATIONS, WARRANTIES, AND COVENANTS. Services Vendor further represents, warrants and covenants to Company the following:

         (a) Financial Information. Services Vendor shall provide Company (i) as soon as practicable after the end of cacti fiscal year of Services Vendor, and in any event within ninety (90) days thereafter, a consolidated balance sheet of Services Vendor, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of Services Vendor, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail (the "Year-End Financial Report'), (ii) quarterly, unaudited consolidated balance sheets and related statements of income of Services Vendor.' Each Year-End Financial Report shall be accompanied by report and unqualified opinion thereon by independent public accountants of national standing selected by Services Vendor's board of directors.

         (b) Compliance with Governmental Requirements and Operating Rules. Services Vendor shall comply with all Governmental Requirements and the Operating Rules which are applicable to Services Vendor's business, Services Vendor's provision of the Services and/or Services Vendor's other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities as Services Vendor may need in order to provide the Services and carry out Services Vendor's other responsibilities under this Agreement, including but not limited to any licenses required under federal or state laws governing money transmission, sale of checks or sale of payment instruments (collectively, the "Services Vendor Requirements"). Services Vendor acknowledges and agrees that it is solely responsible for monitoring legal developments applicable to the operation of its business, the Services and the Services Vendor systems, and interpreting Services Vendor Requirements applicable thereto, determining the requirements for compliance with all such applicable Services Vendor Requirements. Services Vendor is responsible for any applicable State licensing, statutes, regulations or guidelines.


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         (c) Performance Warranty. The Company, the Services and Services Vendor
System will comply, operate, perform and be performed in accordance with this Agreement and the applicable Services Schedules. All Services hereunder shall be performed in a competent, professional and workmanlike manner and by personnel who possess sufficient knowledge, skill and training to accomplish their assigned tasks.

         (d) Authority. The Company and Services Vendor are in goad standing in the state of their organization, are qualified to do business in each state in which it proposes to provide products and services and where qualification is so required, and has all licenses and permits necessary or required to provide such products and services. The Company and Services Vendor shall provide copies or other evidence thereof to each other upon request. Any fees for licenses and permits required by law or regulation that may be necessary for Services Vendor's performance hereunder shall be the responsibility of Services Vendor.

         (e) Employee Matters. Services Vendor is not an employee, agent, or partner of Company, and shall perform its obligations hereunder as an independent contractor. Services Vendor's personnel shall not be considered employees of Company within the meaning or application of any federal, state, or local laws or regulations. Services Vendor shall be responsible for the payment of wages, salaries, and other amounts due its personnel in connection with their performance hereunder, and shall be responsible for all payroll reports and obligations, including but not limited to withholding, social security, unemployment insurance, workers' compensation, immigration and naturalization, and similar items. The Company is not an employee, agent, or partner of the Services Vendor, and shall perform its obligations hereunder as an independent contractor. The Company's personnel shall not be considered employees of the Services Vendor within the meaning or application of any federal, state, or local laws or regulations. The Company shall be responsible far the payment of wages, salaries, and other amounts due its personnel in' connection with their performance hereunder, and shall be responsible for all payroll reports and obligations, including but not limited to withholding, social security, unemployment insurance, workers' compensation, immigration and naturalization, and similar items.

5.3 COMPANY'S REPRESENTATIONS, WARRANTIES, AND COVENANTS. Company further represents, warrants, and covenants to Services Vendor the following:

         (a) Cooperation. Company will reasonably cooperate with Services Vendor in the performance of Company's activities contemplated by this Agreement by, among other things, making available, as reasonably 'requested by Services Vendor, such volume and other forecasts, updated information, management decisions and approvals so that Services Vendor may fulfill its obligations under this Agreement in a timely and efficient manner.

         (b) Compliance with Governmental Requirements and Operating Rules. Company shall comply with all Governmental Requirements and the Operating Rules which are applicable to Company's business and Company's other responsibilities under this Agreement, including without limitation securing any licenses, permits, registrations or other authorizations from such governmental authorities as Company may need in order to market and issue Stared Value Cards to Cardholders and to carry out Company's other responsibilities under this Agreement (collectively, the "Company Requirements'). Company acknowledges and agrees that it is solely responsible for monitoring legal developments applicable to the operation of its business and Stored Value Card operations, and interpreting applicable Company Requirements, determining the requirements for compliance with all applicable Company Requirements, and maintaining an ongoing compliance program,

5.4 Warranty Exclusion. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO THE OTHER, ANY CARDHOLDER, OR TO ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY,


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QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR OTHERWISE
(IRRESPECTIVE OF ANY PREVIOUS COURSE OF DEALINGS BETWEEN THE PARTIES OR CUSTOM OR USAGE OF "TRADE), OR RESULTS TO BE DERIVED FROM THE USE OF ANY SOFTWARE, SERVICES, HARDWARE OR OTHER MATERIALS PROVIDED UNDER TI-[IS AGREEMENT.

6. INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

         (a) INDEMNIFICATION BY COMPANY. Company agrees to indemnify and defend Services Vendor and its directors, officers, employees and agents, and hold them harmless from and against any and all actual or threatened claims, losses, proceedings, actions, liabilities, judgments, awards or costs (including reasonable attorneys fees and expenses)(collectively, "Losses") by any third party arising out of or related to (i) the breach by Company of any of its representations or warranties contained in this Agreement; (ii) the failure by Company to fully perform any of its obligations hereunder; or (iii) the failure by Company to comply with any Governmental Requirements or Operating Rules in connection with the performance of its obligations hereunder.

         (b) INDEMNIFICATION BY SERVICES VENDOR. Services Vendor agrees to indemnify and defend Company and their respective directors, officers, employees and agents, and hold them harmless from and against any and all Losses by any third party arising out of or related to (i) the breach by Services Vendor of any of its representations or warranties contained in this Agreement; (ii) the failure by Services Vendor to fully perform any of its obligations hereunder-, or (iii) the failure by Services Vendor to comply with any applicable Governmental Requirements or Operating Rules in connection with the performance of its obligations hereunder.

         (c) INDEMNIFICATION PROCEDURE. In the event that any claim is made or asserted against a party entitled to indemnification under this Agreement (the "Indemnified Party"), the Indemnified Party shall with reasonable promptness notify the other Party with an indemnification obligation (the "Indemnifying Party") of such claim (the "Claim Notice"), specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to such claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action that the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend against such claim, except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release or the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then, without waiving any rights against the Indemnifying Party, the Indemnified Party may settle or defend against any such claim or demand in the Indemnified Party's sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefore under this
Section 5, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement


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

       or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including, without limitation, interest from the date such costs and expenses were incurred.

         (d) INSURANCE. Each party shall obtain and maintain, at its own cost, Errors and Omissions insurance coverage's which are described on Exhibit ___ as being its respective responsibility. These insurance coverage's do not create or imply any limitation of liability. The party which is responsible for obtaining and maintaining certain insurance coverage's shall provide the other party with certificates of such insurance coverage's promptly following the date that this Agreement has been executed by both parties. Each insurance certificate shall provide that the insurance policy shall not be subject to termination without at least thirty (30) days prior written notice to the certificate holder. A party responsible for obtaining and maintaining property insurance coverage shall use all reasonable efforts to ensure that the policy contains a provision or endorsement which waives the insurance company's right of subrogation against the other party and its employees, agents, directors and officers in the event of any loss or damage from events within the coverage of the insurance policy.

         (e) DIRECT DAMAGES. If a party shall during the term of this Agreement be liable to the other party or any affiliate, as a result of any disputes, controversies or claims of any kind or nature arising under or in connection with this Agreement or the transactions contemplated hereby (whether any such breaches, disputes, controversies or claims are based upon contract, tort (including negligence) or any other legal theory), all damages from all such breaches, disputes, controversies or claims are limited to actual, direct and out-of-pocket damages which are reasonably incurred by the injured party.

         (f) CONSEQUENTIAL DAMAGES EXCLUSION. It is agreed that in no event, shall a party be liable to the other Party for consequential, indirect, special, punitive or incidental damages, or for any lost profits, lost revenues, or damage to good will.

       (g)    LIMITATION ON DAMAGES.

                  (1) Exceptions. Notwithstanding the foregoing provisions of
         Section 6(e) and 6(f), the liability limitations set forth therein shall not apply with respect to (i) the indemnification obligations of a party under this Agreement, (ii) damages caused solely and directly by a party's gross negligence, intentional misconduct or fraud, (iii) damages arising under a breach of Section 4; (iv) damages arising with respect to obligations in connection with the Intellectual Property Rights of the other party; and (v) either Party's liability, if any, for contribution or indemnity with respect to claims for bodily injury to, or the death of any person.

                  (2) Subject to the exceptions set forth in Section 6(g)(1), the limitations set forth in Sections 6(e) and 6(1) shall apply whether or not the alleged breach or default is a breach of a fundamental condition or term, or a fundamental breach, or if any limited warranty or limited remedy fails of its essential purpose,


7. FORCE MAICURE
   -------------

Neither Party shall be liable to the other by reason of failure or delay in the performance of its obligations herein on account of Acts of God, fires, storms, war, terrorist attacks, governmental action, labor conditions, earthquakes, natural disasters, interruption in interest service or any other cause which is beyond the reasonable control of such Party. In the event of such disability, the disabled party will immediately notify the other of the disabling event and will take every reasonable effort to overcome the disability and resume performance under this Agreement as soon as practicable.


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

8. TERM
   ----

         (a) For the purposes of this Agreement, there shall be an initial term of 2 years from the signing of this agreement. Should the Company and Services Vendor mutually agree to an extension of this Agreement beyond the initial 2 your term day, the Agreement shall be renewed for a 2 year period.

         (b) This Agreement shall benefit and be binding upon the parties hereto and their respective successors and assigns. As defined in Definitions of this Agreement the obligations of the Services Vendor and Customer herein noted shall be effective immediately from the date of execution of this Agreement.

         (c) Termination for Cause. In the event of a material breach of this Agreement by a party (the `Breaching Party"), the other party (the "Non-Breaching Party") may give written notice of such material breach specifying in reasonable detail the nature of the breach and, if the breach may be cured, the curative action which needs to be taken by the Breaching Party (the `Breach Notice"). If the Breaching Party fails to cure, to the extent curable, the material breach within thirty (30) days after receipt of the Breach Notice, then the Non-Breaching Party shall have the right to terminate this Agreement immediately upon notice; provided, however, that if the Breaching Party has commenced a cure of the breach within such 30 day period after receipt and thereafter diligently and in good faith pursues the completion of such cure, the Non-Breaching Party shall not have the right to terminate this Agreement unless the breach is not fully cured as of sixty (60) days after receipt of the Breach Notice,

         (d) Insolvency. Except as otherwise provided by law, either party may terminate this Agreement by written notice to the other party if one of the parties (a) is insolvent or otherwise is unable to meet its debts as they become due, (b) commences a voluntary proceeding under any Federal or state bankruptcy, insolvency or reorganization law, (c) has such a proceeding filed against it and fails to have such proceeding stayed or vacated within sixty (60) days, or (d) upon the end of any such stay, fails to have such involuntary proceeding vacated within thirty (30) business days thereafter, (e) admits the material allegations of any petition in bankruptcy filed against it, (f) is adjudged bankrupt, (g) makes a general assignment for the benefit of its creditors, or if a receiver is appointed or all or in substantial portion of such party's assets and is not discharged within thirty (30) business days after the appointment of the receiver, or (h) ceases its business operations. Any termination of this Agreement pursuant to this Section 8(d) shall be considered to be by reason of anticipatory breach of contract by the non-terminating party, and such termination shall be without prejudice to any rights the terminating party may have by reason of such anticipatory breach. All rights granted under or pursuant to this Agreement by Services Vendor to Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (as now constituted or hereafter amended, the "Code"), rights to "intellectual property" as defined under the Code. The parties hereto agree that Company shall retain and may fully exercise all of its rights and elections under the Code.

         (e) Termination for Certain Legal Changes. If either party reasonably concludes that this Agreement cannot be performed without violating applicable Governmental Requirements and Operating Rules or if the application of such Governmental Requirements and Operating Rules impose material, additional and reasonably unavoidable costs to be incurred by either party, the parties will negotiate in good faith to modify this Agreement to the extent necessary to ensure that the parties will be in full compliance with all applicable Governmental Requirements and Operating Rules. If the parties cannot agree to any required changes, either party may, by giving written notice to the other party, terminate this Agreement as of a date specified in such notice, without liability for any termination fee or other penalty. In addition, if any governmental authority or third party initiates any action asserting that actions by parties under this Agreement violates any Governmental Requirements or Operating Rules, either party may, by giving written notice, terminate this Agreement as of n date specified in such notice.


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